[KPMG LOGO HERE]

EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

Plan Administrator

LaBarge, Inc. Employee Savings Plan:

We consent to the incorporation by reference in the registration statement No. 33-31330 on Form S-8 of LaBarge, Inc. of our report dated June 27, 2006 with respect to the statements of net assets available for plan benefits of the LaBarge, Inc. Employee Savings Plan as of December 31, 2005 and 2004, the related statements of changes in net assets available for plan benefits for each of the two years then ended, and the related schedule as of December 31, 2005, which report appears in the annual report on Form 11-K of LaBarge, Inc. Employee Savings Plan.

/s/KPMG LLP

St. Louis, Missouri

June 29, 2006